Exhibit 10.32

CAMBREX CORPORATION
STOCK OPTION AGREEMENT
(“Plan” Stock Option Plan)

THIS AGREEMENT made and entered into as of the ___ day of _____, by and between CAMBREX CORPORATION (the "Corporation"), a Delaware corporation, with its principal place of business at One Meadowlands Plaza, East Rutherford, New Jersey 07073, and ”Name”, (the "Optionee").

W I T N E S S E T H :

WHEREAS, Optionee is, as of the date hereof, employed by the Corporation; and

WHEREAS, the Corporation and its shareholders consider it desirable and in the Corporation's best interest that Optionee be encouraged to acquire a proprietary interest in the Corporation and be given an added incentive to promote the success of the business of the Corporation and its subsidiaries in the form of an option to purchase stock of the Corporation; and

WHEREAS, the Compensation Committee of the Board of Directors of the Corporation (the "Committee") at a meeting held on _____ (the "Grant Date"), awarded Optionee an option to purchase upon certain conditions _____ shares of the Corporation's Common Stock at its fair market value on the Grant Date pursuant to the “Plan” Stock Option Plan (the “Plan”).

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.  This Agreement recites all the terms and conditions of the Option granted to Optionee by the Corporation on _____.

2.  Pursuant to the terms and conditions of the Plan, the Corporation has granted to the Optionee an option (the "Option") to purchase ______ shares of its Common Stock, par value $0.10 per share (the "Stock"), at a purchase price of _____ per share, said Option to be exercisable as provided herein.  All shares of the Option which become exercisable hereunder shall be a Non-qualified Stock Option as defined in the Plan.

3.  The Option shall terminate in all respects, and no exercise as to any shares covered by the Option shall be honored after _____ (the "Expiration Date").  The Option is subject to earlier termination as provided in Sections 4 and 8 hereof (any such date of earlier termination being referred to herein as the "Termination Date").

4. (a) The purchase price of the shares as to which an Option shall be exercised shall be paid (A) in full in cash or by certified check, bank draft or money order (B) by delivery of shares of Stock owned by the Optionee ("Optionee Stock"), or (C) partially by the payment of cash or certified check and partially by delivery of Optionee Stock, in accordance with paragraphs 5(a) and 5(b) below.

(b) Except as otherwise provided in this Section 4, the Option shall be exercisable as to whole shares only from and after the Grant Date until the earlier of the Expiration Date or Termination Date, in accordance with the following exercise schedule:

(i)	as to ________ shares, the Option shall be exercisable one year after the Grant Date;

(ii)	as to the second __________shares, the Option shall be exercisable two years after the Grant Date;

(iii)	as to the third ________ shares, the Option shall be exercisable three years after the Grant Date;

(iv)	as to the fourth ___________ shares, the Option shall be exercisable four years after the Grant Date.

(c) Unless otherwise determined by the Committee, any portion of a Stock Option held by an Optionee (other than a Non-Employee Director) that is not exercisable on the date such Optionee’s employment terminates shall expire as of such termination date.

(d) The Option shall be exercisable as to any shares not otherwise exercisable in accordance with Section 4(b) hereof, if a "Change in Control" of the Corporation shall occur after the Grant Date and prior to the earlier of the Expiration Date or Termination Date.  For the purpose of this Agreement, a "Change of Control" shall mean:

(i) the acquisition (other than from the Corporation) by any person, entity or "group" (within the meaning of Section 13 (d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act") but excluding for this purpose the Corporation or its subsidiaries or any employee benefit plan of the Corporation or its subsidiaries which acquires beneficial ownership of voting securities of the Corporation) of "beneficial ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifteen percent (15%) or more of either the then outstanding shares of Stock or the combined voting power of the Corporation's then outstanding voting securities entitled to vote generally in the election of directors, provided that (I) no person shall cause a Change of Control as the result of the acquisition of shares of Common Stock by the Company which, by reducing the number of shares of Common Stock outstanding, increases the proportionate number of shares beneficially owned by such person to 15% or more of the shares of Common Stock then outstanding, provided, however, that if a person shall become the beneficial owner of 15% or more of the shares of Common Stock of the Company by reason of share purchases by the Company and shall, after such share purchases by the Company, at a time when such person beneficially owns 15% or more of the Common Stock, become the beneficial owner of any additional shares of Common Stock of the Company, then a Change of Control shall be deemed to have occurred; and (ii) if the Board of Directors of the Company determines in good faith that a person who has acquired shares which would otherwise cause a Change of Control, has done so inadvertently (including, without limitation, because (A) such person was unaware that he or it beneficially owned a percentage of Common Stock that would otherwise cause such a Change of Control or (B) such person was aware of the extent of his or its beneficial ownership but had no actual knowledge of the consequences of such beneficial ownership under this Agreement) and without any intention of changing or influencing control of the Company, and if such person as promptly as practicable divested or divests himself or itself of beneficial ownership of a sufficient number of shares of Common Stock so that such person would not have caused a Change of Control, then such person shall not be deemed to have caused a Change of Control for any purposes of this Agreement; or

(ii)  individuals who, as of the date hereof, constitute the Board of Directors of the Corporation (the "Board" and as of the date hereof the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided that any person becoming a member of the Board subsequent to the date hereof whose election or nomination for election by the Corporation's stockholders (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Corporation, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this Agreement, considered a member of the Incumbent Board; or

(iii)  approval by the stockholders of the Corporation of either a reorganization, or merger, or consolidation, with respect to which persons who were the stockholders of the Corporation immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated entity's then outstanding voting securities, or a liquidation or dissolution of the Corporation, or the sale of all or substantially all of the assets of the Corporation; or

(iv)  any other event or series of events which, notwithstanding any of the foregoing provisions of this Section 4 to the contrary, is determined by a majority of the Incumbent Board to constitute a Change of Control for the purposes of this Agreement.

(e) If the Optionee shall cease to be employed by the Corporation, a parent corporation ("Parent") of the Corporation (as defined in Section 425(e) of the Internal Revenue Code of 1986, as amended (the "Code")) or a subsidiary of the Corporation (the "Subsidiary", which shall mean herein a corporation of which the Corporation owns, directly or indirectly, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock of such corporation, as more particularly defined in Section 425(f) of the Code) by reason of his (i) normal retirement, (ii) late retirement or (iii) earlier retirement with the consent of the Committee, in any case under a formal plan or policy of the Corporation (any such retirement being herein called an "Approved Retirement"), the Optionee may, but only until the earlier of the Expiration Date, the Termination Date, or one (1) year following the date of such Approved Retirement, exercise the Option to the extent that he would have been entitled to do so had his employment continued.

(f) In the event that the Optionee shall cease to be employed by the Corporation by reason of his death or permanent or total disability as such term is defined in Section 22(e)(3) of the Code, (any such disability being a "Disability" herein), (i) any shares exercisable in accordance with this Agreement shall be exercisable for a period of one (1) year or, if sooner, until the earlier of the Expiration Date or Termination Date.

                        (g) In the event of the death of the Optionee during the 30-day period immediately following the cessation of his employment (for any reason other than Approved Retirement, voluntary quitting or discharge for cause) or during the three-month period immediately following the cessation of employment by reason of Approved Retirement, the Option shall remain exercisable, as to any or all of the shares of Stock remaining subject to the Option to the same extent exercisable on the day immediately preceding the date of death, until the earlier of the Expiration Date or the expiration of one (1) year following the date of death of the Optionee.

(h) For the purpose of this Section 4, it shall not be considered a termination of employment if and when the Optionee shall apply for and be placed by the Corporation, a Parent or a Subsidiary on military or sick leave or such other type of leave of absence which is considered as continuing in tact the employment relationship of the Optionee.  In case of such leave of absence the employment relationship shall be continued until the later of the date when such leave equals 90 (ninety) days or the date when the Optionee's right to reemployment with the Corporation, such Parent or such Subsidiary shall no longer be guaranteed either by statute or contract.

(i) (i) If the Optionee is discharged for cause, the Option shall terminate on the date of such discharge. (ii) If the Optionee shall voluntarily quit, the Optionee may, but only until the earlier of the Expiration Date, the Termination Date, or thirty (30) days following the date of such quitting, exercise the Option to the extent that he would have been entitled to do so had his employment continued. (iii) If the Optionee shall be otherwise discharged, the Optionee may, but only until the earlier of the Expiration Date, the Termination Date, or, thirty (30) days following the date of such discharge, exercise the Option to the extent that he would have been entitled to do so had his employment continued.

(j) Except as provided in this Section 4, an Option may be exercised only if the Optionee shall have been in the continuous employ of the Corporation, a Subsidiary or Parent of the Corporation from the date of the grant of the Option to the date of its exercise.

(k) In connection with the exercise of any portion of the option which is not an Incentive Stock Option, the Corporation shall be entitled to receive payment of adequate provision for income taxes in such amount and in such manner as it considers necessary and appropriate to be assured of its compliance with the Code.

5.             (a) Any exercise of the Option to be paid for in full in cash or by certified check, bank draft or money order shall be made by the delivery by the Optionee (or, as the case may be, his legal representative) of written notice of such election to the Corporation, stating the number of shares with respect to which the Option is being exercised and specifying the day (which shall be a business day), not less than ten (10) nor more than fifteen (15) days after the date of the mailing or delivery of such notice, on which the shares will be taken and payment made therefor.  On the date specified in the notice of election, or as soon thereafter as practicable, the Corporation shall deliver, or cause to be delivered, to the Optionee (or his legal representative) a stock certificate for the number of shares with respect to which the Option is being exercised, against receipt of payment therefor in full by cash or certified check, bank draft or money order and delivery of (i) a written certificate of the Optionee (or his legal representative) to the effect that he is acquiring such shares for his own account and will not dispose of such shares in violation of the Securities Act of 1933 (the "Securities Act"), (ii) such other certificates, representations and agreements of the Optionee (or his legal representative) as the Board or the Committee shall require in order that the Corporation be reasonably assured that the issuance, delivery and disposition of such shares are being and will be effected in compliance with the Securities Act and the rules and regulations thereunder, other applicable law, and the rules of each stock exchange upon which the Stock may be listed, and (iii) in the case of the initial exercise of the Option, the duly executed agreement of the Optionee.

    (b)(i) If the Optionee (or, as the case may be, his legal representative) intends to pay for the shares as to which the Option will be exercised wholly or partially through the delivery of Optionee Stock, the Optionee, prior to such exercise, shall inquire of the Corporation as to whether the use of such method of payment would violate any agreement to which the Corporation is a party or by which it or any of its properties is bound.  The Corporation shall respond promptly to such inquiry, and if such response indicates the use of such method of payment would violate any such agreement, the use of such method of payment shall not be available unless and until a further response from the Corporation to a further inquiry indicates the use of such method of payment would not violate any such agreement.

(ii) Upon receipt from the Corporation of a notice that the use of Optionee Stock would not violate any such agreement, the Optionee, to exercise the Option, shall deliver to the Corporation a written notice of election to exercise the Option, stating the number of shares with respect to which the Option is being exercised, together with a statement indicating that Optionee Stock will be used as a method of payment (the "Optionee Stock Election").  Upon delivery of the Optionee Stock Election, the Optionee will be entitled to receive a credit against the purchase price of the shares as to which the Option is being exercised equal to the "fair market value" of the Optionee Stock as of the date of delivery of the Optionee Stock Election.  For the purpose hereof the "fair market value" of the Optionee Stock shall mean with respect to any given day, the average of the mean between the highest and lowest reported sales prices on the principal national stock exchange on which the Stock is traded, or if such exchange was closed on such day or, if it was open but the Stock was not traded on such day, then on the next preceding day that the Stock was traded on such exchange, as reported by such responsible reporting service as the Committee may select.

(iii) (A) The Optionee shall deliver to the Corporation with the Optionee Stock Election written notice of the number of shares of Optionee Stock which will be used to pay for the shares for which the Option is being exercised, together with a certificate representing such shares of Optionee Stock to be applied in full or partial payment of the purchase price thereof.  In addition, such notice shall specify the day (which shall be a business day), not less than ten (10) or more than fifteen (15) days after the date of the mailing or delivery of such notice, on which the shares will be taken and payment of the remaining portion of the purchase price, if any, made therefor.  Any shares of Optionee Stock being delivered must be accompanied by a duly executed assignment to the Corporation in blank or with stock power attached, together with a written representation that such shares of Optionee Stock are owned by the Optionee free and clear of all liens, claims and encumbrances.

  (B) On the date specified in the notice given by the Optionee pursuant to paragraph 5(b)(iii)(A), or as soon thereafter as practicable, the Corporation shall deliver, or cause to be delivered, to the Optionee a stock certificate for the number of shares with respect to which the Option is being exercised, against receipt of payment in full in cash or certified check, bank draft or money order for the remaining portion of the purchase price, if any, and delivery of (i) a written certificate of the Optionee to the effect that he is acquiring such shares for his own account and will not dispose of such shares in violation of the Securities Act, (ii) such other certificates, representations and agreements by the Optionee as the Board or the Committee shall require in order that the Corporation be reasonably assured that the issuance, delivery and disposition of such shares are being and will be effected in compliance with the Securities Act and the rules and regulations thereunder, other applicable law, and the rules of each stock exchange upon which the Stock may be listed, and (iii) in the case of the initial exercise of the Option, the duly executed agreement of the Optionee.

(iv) Upon any tender of Optionee Stock in total or partial payment, only whole shares of Optionee Stock with an aggregate "fair market value" up to, but not exceeding, the purchase price of the shares as to which the Option is being exercised will be accepted.

(c) In the event of any failure to take and pay for the number of shares specified in the notice given pursuant to paragraph 5(a) or 5(b)(ii), as the case may be, on the date such taking and payment is due, the Option shall become inoperative as to such number of shares, but shall continue with respect to any remaining shares subject to the Option as to which exercise has not yet been made.  Delivery of the shares may be made at the principal office of the Corporation or at the office of a transfer agent appointed for the transfer of shares of the Corporation.

(d) Notwithstanding anything to the contrary herein contained, the Board or the Committee, in its discretion, may postpone the issuance and delivery of the certificates for the shares of Stock upon any exercise of the Option until the completion of any stock exchange listing, or registration or other qualification thereof under any state or federal law, rule or regulation as the Board or the Committee may deem appropriate.

(e) Neither the Optionee nor his legal representative shall be, nor have any of the rights or privileges of, a stockholder of the Corporation in respect of any of the shares issuable upon the exercise of the Option, unless and until certificates representing such shares have been issued and delivered.

6.  Except as permitted in the Plan, no award shall be assignable or transferable except by will or the laws of descent and distribution, and, except to the extent required by law, no right or interest of the Optionee shall be subject to any lien, obligation or liability of the Optionee.  All rights with respect to the Option shall be exercisable, except as provided in Section 7 hereof, during the Optionee’s lifetime only by such Optionee or, if applicable, by a member of the Optionee's immediate family or by a trust or similar vehicle for the benefit of such immediate family members (the "Permitted Transferees").  The rights of a Permitted Transferee shall be limited to the rights conveyed to such Permitted Transferee, who shall be subject to and bound by the terms of this agreement. Any attempt at assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, and the levy of an attachment or similar proceeding upon the Option, shall be null and void.

7.  In the event that after the Option shall have been granted, and there shall thereafter be any (a) stock dividend, stock split or other subdivision, consolidation or change in the shares of Stock; or (b) merger, consolidation or other reorganization or sale of all or substantially all of the assets of the Corporation, then the Optionee or his legal representative, as the case may be, upon the exercise thereof shall be entitled to receive in lieu of each share of the Stock covered by the Option at the date initially issued, the securities and/or other property to which he would be entitled had he been the owner of such share of Stock at the date of initial grant of the Option and were still the owner of said share of Stock and/or the securities successively resulting therefrom on the date of each such change.  The Corporation shall not be required to issue fractional shares upon exercise of the Option after a change as provided for in this Section 7, but shall make an adjustment in cash on the basis of the current market value of any fractional share.

Notwithstanding any of the foregoing provisions to the contrary, in no event shall there be any adjustment in the number of shares covered by the Option in the event of a distribution of all or substantially all of the Corporation's properties and assets, or in the event of any distribution to the holders of stock of the Corporation by way of a split-off, split-up or spin-off, of any shares of capital stock or other securities of any subsidiary or other corporation, but in the case of any such event, the Corporation shall mail written notice thereof to the Optionee or his legal representative, as the case may be, not less than 10 (ten) days prior to the record date for such distribution, and the Optionee or his legal representative shall be entitled to equal treatment with other stockholders of the Corporation as of the record date for such distribution with respect to additional shares of such stock purchased under the Option on or before the close of business on the last business day immediately preceding such record date.  Upon receiving such notice, the Optionee or his legal representative may purchase within such period, in whole or in part, the shares of Stock remaining subject to the Option.

8.  Except in connection with any event described in Section 7 hereof, upon the distribution of all or substantially all of the Corporation's property or assets, the Option shall be deemed canceled to the extent not exercised.

9.  The Option granted hereby shall not impose any obligation on the Corporation or any subsidiary to continue the employment of the Optionee.

10.  The Option shall be construed and shall take effect in accordance with the laws of the State of Delaware.

11.  Whenever notice is required to be given under the terms of this Agreement, such notice shall be in writing and delivered personally or by registered or certified mail as follows:

(i) if to the Corporation, to it at:

One Meadowlands Plaza
East Rutherford, New Jersey 07073
Attention: Corporate Secretary

(ii) if to the Optionee or his legal representative, at their respective last known addresses as registered on the books of the Corporation, or to such other address with respect to either party as such party shall notify the other in writing.

12.  The pronouns used herein and the words employee and legal representative and the pronouns therefor, shall be construed as masculine, feminine or neuter, and in the singular or plural, as the sense requires.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CAMBREX CORPORATION

By: William M. Haskel
Title: Senior Vice President

Optionee

Name